Exhibit 99.1

Contact:	Mike Schuh	(425) 951-1428
	Anne Bugge	(425) 951-1337

SONOSITE PRICES $200 MILLION OF CONVERTIBLE SENIOR NOTES

BOTHELL, WA -- July 10, 2007 -- SonoSite, Inc. (Nasdaq: SONO), the world leader in hand-carried ultrasound, today announced the pricing of $200 million aggregate principal amount of Convertible Senior Notes due 2014 in an offering registered under the Securities Act of 1933 as amended (the "Securities Act"), which represents an increase of  $50 million from the amount previously announced. The notes will pay interest semiannually at a rate of 3.75% per annum.  In certain circumstances, the notes will be convertible based on an initial conversion rate of 26.1792 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $38.20 per share.  Conversions will be settled in cash up to the principal amount of the notes, with any conversion value above the principal amount settled in shares of SonoSite's common stock.   Holders of the notes may require SonoSite to repurchase the notes for cash equal to 100% of the principal amount to be repurchased plus accrued and unpaid interest upon the occurrence of a fundamental change.  SonoSite has granted the underwriters a 30-day option to purchase up to $25 million in aggregate principal amount of additional notes to cover overallotments.

SonoSite intends to use the net proceeds from this offering (remaining after the cost of the convertible note hedge and warrant transactions described below) to fund acquisitions from time to time of one or more complementary businesses or product lines. To the extent the net proceeds are not used for acquisitions, they will be used for general corporate purposes, which may include repayment of debt, capital expenditures, investments in its subsidiaries or as additions to working capital. Net proceeds may be temporarily invested prior to use.

In connection with the offering, SonoSite expects to use a portion of the proceeds of the offering to enter into a convertible note hedge transaction with an affiliate of one of the underwriters (the "Option Counterparty"), which will cover approximately 48% of any notes converted (assuming no overallotment), and will be intended to reduce the potential dilution to SonoSite's common stockholders upon any such conversion by effectively increasing the conversion price for these notes to approximately $46.97 per share of SonoSite's common stock, representing a 50% premium relative to the last reported sale price on July 10, 2007 of $31.31 per share. The company also expects to enter into a warrant transaction with the Option Counterparty concurrently with the convertible note hedge transaction.  The cost of the convertible note hedge transaction will be partially offset by proceeds that will be received from the warrant transaction. In connection with establishing its initial hedge of these transactions, the Option Counterparty or its affiliates expect to enter into various derivative transactions with respect to SonoSite's common stock concurrently with or shortly after the pricing of the notes, and may enter into or unwind various derivative transactions with respect to SonoSite's common stock and/or purchase or sell SonoSite's common stock in secondary market transactions following the pricing of the notes (and are likely to do so during any observation period related to a conversion of notes). These activities could have the effect of increasing or preventing a decline in the price of SonoSite's common stock concurrently with or shortly after the pricing of the notes. In addition, the Option Counterparty or its affiliates may modify its hedge position following the pricing of the notes from time to time by entering into or unwinding various derivative transactions and/or by purchasing or selling SonoSite's common stock in secondary market transactions. These activities could adversely affect the price of SonoSite's common stock and the value of the notes and, as a result, the settlement amount payable upon conversion of the notes.

JPMorgan is the sole book running manager for the offering and Piper Jaffray and Savvian are serving as co-managers for the offering.

This press release is neither an offer to sell or a solicitation of an offer to buy the notes nor shall there be any sale of the notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound.   Headquartered near Seattle, the company is represented by eight subsidiaries and a global distribution network in over 90 countries. SonoSite's small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care.  The company employs over 550 people worldwide.

Forward Looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to our proposed convertible note financing, possible hedging transactions we may enter into in connection our proposed convertible note financing, our expected use of proceeds from the proposed financing and our acquisition strategy are 'forward-looking statements' for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions. Factors that could affect actual results include the risk that we are unable to complete the proposed convertible note financing on the terms described in this release, if at all, the risk that we do not enter into the possible hedging transaction described in this release, resulting in additional dilution from our convertible debt offering, the risk that the proposed hedging transaction described in this release has an adverse effect on the trading price of our common stock and the risk that we are unable to successfully execute our acquisition strategy, as well as other factors contained in the Item 1A. 'Risk Factors' section of our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.